Exhibit 99.2

Bryn Mawr Bank Corporation

Bryn Mawr, Pennsylvania

Consolidated Balance Sheets

($000 omitted*)

(unaudited)

	March 31		Change
	2003	2002	$	%
Assets
Cash and due from banks	$34,719	$27,598	$7,121	26%
Interest-bearing deposits with other banks	666	10,777	(10,111)	-94%
Federal funds sold	22,000	12,000	10,000	83%
Investment securities	21,629	21,853	(224)	-1%
Loans	482,134	402,573	79,561	20%
Less: Allowance for possible loan losses	(6,356)	(5,167)	(1,189)	23%

Net loans	475,778	397,406	78,372	20%
Premises and equipment, net	12,048	12,222	(174)	-1%
Accrued interest receivable	2,247	2,106	141	7%
Goodwill	2,405	2,805	(400)	-14%
Other assets	12,874	11,717	1,157	10%

Total Assets	$584,366	$498,484	$85,882	17%

Liabilities and shareholders’ equity
Demand deposits	$156,847	$132,692	$24,155	18%
Savings and time deposits	354,752	279,798	74,954	27%

Total Deposits	511,599	412,490	99,109	24%
Short term borrowings	—	20,000	(20,000)	-100%
Other liabilities	10,169	8,266	1,903	23%
Shareholders’ equity
Common stock	5,545	5,351	194	4%
Surplus	11,333	7,184	4,149	58%
Accumulated other
Comprehensive income,
Net of Deferred Income Taxes	(33)	97	(130)	-134%
Retained earnings	65,187	58,083	7,104	12%

	82,032	70,715	11,317	16%
Less common stock in treasury, at cost	(19,434)	(12,987)	(6,447)	50%

Total shareholders’ equity	62,598	57,728	4,870	8%

Total liabilities and shareholders’ equity	$584,366	$498,484	$85,882	17%

Outstanding standby letters of credit	$9,865	$11,835	($1,970)	-17%

Consolidated Statements of Income

(unaudited)

($000 omitted*)

	Quarter ended March 31		Change
	2003	2002**	$	%
Interest income:
Interest and fees on loans	$7,011	$6,813	$198	3%
Interest on federal funds sold	25	39	(14)	-36%
Interest on investment securities	229	310	(81)	-26%
Dividend income	12	17	(5)	-29%

Total interest income	7,277	7,179	98	1%
Interest expense on deposits	1,096	1,154	(58)	-5%

Net interest income	6,181	6,025	156	3%
Loan loss provision	250	250	0	0%

Net interest income after loan loss provision	5,931	5,775	156	3%

Other income:
Fees for trust services	2,325	2,103	222	11%
Other operating income	5,442	3,391	2,051	60%

Total other income	7,767	5,494	2,273	41%

Other expenses:
Salaries and employee benefits	5,775	5,025	750	15%
Occupancy expense	1,006	944	62	7%
Other operating expenses	2,796	1,631	1,165	71%

Total other expenses	9,577	7,600	1,977	26%

Income before income taxes	4,121	3,669	452	12%
Applicable income taxes	1,452	1,260	192	15%

Net Income	$2,669	$2,409	$260	11%

Earnings per common share	$0.61	$0.56	$0.05	9%
Diluted earnings per share	$0.61	$0.54	$0.07	13%
Dividend declared per share of common stock	$0.20	$0.19	$0.01	5%
Weighted-average shares outstanding	4,342,963	4,310,348	32,615	1%
Dilutive potential common shares	62,547	142,577	(80,030)	-56%

Adjusted weighted-average shares	4,405,510	4,452,925	(47,415)	-1%

*Except for share and per share data.

**Reclassified for comparative purposes.